Exhibit 99.1

Ryan Specialty Announces

Pricing of its Initial Public Offering

July 21, 2021 | Chicago, IL — Ryan Specialty Group Holdings, Inc. (“Ryan Specialty”) today announced the pricing of its initial public offering of 56,918,278 shares of its Class A common stock at a price to the public of $23.50 per share, before underwriting discounts and commissions, for gross proceeds of $1,337.6 million. All shares of Class A common stock are being offered by Ryan Specialty. Additionally, Ryan Specialty has granted the underwriters a 30-day option to purchase up to an additional 8,537,742 shares of its Class A common stock at the initial public offering price, less underwriting discounts and commissions.

The shares are expected to begin trading on the New York Stock Exchange (“NYSE”) on July 22, 2021, under the symbol “RYAN.” The offering is expected to close on July 26, 2021, subject to the satisfaction of customary closing conditions.

Upon completion of the initial public offering, Ryan Specialty will be the sole managing member of Ryan Specialty Group, LLC (“Ryan Specialty Group”) and will exclusively operate and control all of its business and affairs.

Ryan Specialty will receive net proceeds of approximately $1,259.1 million after deducting underwriting discounts and commissions and estimated expenses and intends to use the net proceeds received from this offering to acquire (i) newly issued LLC units of Ryan Specialty Group, (ii) the equity of an entity through which an affiliate of Onex Corporation (TSX: ONEX) holds its preferred unit interest in Ryan Specialty Group, and (iii) outstanding LLC units of Ryan Specialty Group from certain existing holders of LLC units at a purchase price per LLC unit equal to the initial public offering price per share of Class A common stock in this offering, less underwriting fees and commissions.

J.P. Morgan, Barclays, Goldman Sachs & Co. LLC and Wells Fargo Securities are acting as lead book-running managers, and UBS Investment Bank, William Blair, RBC Capital Markets, BMO Capital Markets and Keefe, Bruyette & Woods, A Stifel Company are acting as book-running managers for the offering. Dowling & Partners Securities LLC, Wolfe|Nomura Strategic Alliance, Capital One Securities, CIBC Capital Markets, Loop Capital Markets, PNC Capital Markets LLC, Ramirez & Co., Inc. and Siebert Williams Shank are acting as co-managers for the offering.

The offering is being made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained, when available, from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204, or by emailing prospectus-eq_fi@jpmchase.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847, or by emailing barclaysprospectus@broadridge.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, or by e-mailing prospectus-ny@ny.email.gs.com; or Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, telephone: (800) 326-5897, or by emailing cmclientsupport@wellsfargo.com.

A registration statement on Form S-1 relating to these securities has been filed with the U.S. Securities and Exchange Commission and became effective on July 21, 2021. Copies of the registration statement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Ryan Specialty Group

Founded by Patrick G. Ryan in 2010, Ryan Specialty Group is a rapidly growing service provider of specialty products and solutions for insurance brokers, agents and carriers. Ryan Specialty Group provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter. Our mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers.

Media Contact:	Investor Contact:
Alice Phillips Topping	ir@ryansg.com
Chief Marketing & Communications Officer
Alice.Topping@ryansg.com
312-635-5976

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